EXHIBIT 99.1

( BW)(SECURE-COMPUTING) (SCUR) SECURE COMPUTING COMPLETES
ACQUISITION, ANNOUNCES NEW ORGANIZATION

         ST. PAUL, Minn.--(BUSINESS WIRE)--Aug. 28, 1996--Secure Computing Corporation (Nasdaq: SCUR) today announced that it has completed its acquisition of Enigma Logic and expects to close its acquisition of Border Network Technologies tomorrow. The company also announced its new organizational structure. The new Secure Computing is now the second largest public company in the computer network security market, which the Yankee Group, a leading industry research firm, predicts will grow to $5.5 billion by the year 2000. The company markets the broadest product offering of any network security company and has the largest international distribution channel.

         "We are on course to be the global leader in enabling safe, secure and productive commerce over the Internet," said Kermit Beseke, chairman and CEO of Secure Computing. "Our mission is driven by two fundamentals: providing a comprehensive, scalable network security solution and enabling electronic commerce. We're building and acquiring the resources necessary to accomplish this mission."

         Under the terms of the Enigma acquisition, the company issued approximately 2.7 million shares of stock and options for all outstanding shares and options of Enigma Logic. Secure Computing has shareholder approval to issue
5.6 million shares, options and warrants for all outstanding shares, options and warrants of Border, which is scheduled to close on August 29. Both transactions are tax-free reorganizations and will be accounted for as a pooling of interests.

         Structure and Organization

         Simultaneously with announcing the closing, the company said it has implemented a new organization united under the Secure Computing name, with Beseke as chairman and CEO of the organization. The company's new organization includes four key business units supported by a single sales and marketing group and a highly centralized finance and administration group.

         -- The Firewall business unit is responsible for developing firewall products providing network perimeter security. The division will incorporate development teams located in St. Paul and the Toronto area that will jointly develop products under the Sidewinder(TM) and BorderWare(TM) trademarks.

         -- The Enigma business unit will develop software products for access control and network accounting, including SafeWord(TM) products for identification and authentication. This unit gives Secure Computing a California presence and will continue to be located in Concord, California.

         -- The Webster business unit, Naples, Florida, is responsible for advancing Internet applications focused on enhancing the productivity of Internet users. These include server-based products for filtering and monitoring access to the World Wide Web and Usenet Newsgroup listings. Secure Computing closed its acquisition of Webster in May.

         -- The Government business unit, with offices in St. Paul and Reston, Virginia, will address the network security needs of national, state and local governments, including projects such as the current $15 million contract with the National Security Administration.

         -- The Sales and Marketing group includes the company's worldwide indirect sales network of distributors and resellers, as well as a small direct sales team for strategic and OEM accounts.

         Readying Product for Channel Distribution

         Beseke said that although these new business units have separate profit and loss responsibilities, they are working together to integrate their products. "By the end of this quarter, the products of the four united Secure Computing companies will interoperate," said Beseke. "This will give our channel a total solution offering.

         "We are delivering enterprise solutions. That requires not only a full suite of products for large and mid-sized enterprises, but also different distribution and support strategies. We intend to serve organizations primarily through our indirect channel, while our larger North American and government customers will continue to get the same direct support they've always had."

         Expands Global Distribution

         The company also said it intends to leverage its large, international indirect sales and distribution channel of more than 30 distributors and more than 1,500 reseller locations. To further strengthen its ability to support its distributors in Asia/Pacific and Europe, Secure Computing announced that it is opening offices in Kuala Lumpur, Malaysia, and in Amsterdam. These offices will provide marketing, selling and customer support to their respective geographic regions.

         Headquartered in St. Paul, Minn., Secure Computing markets a powerful suite of network security solutions, including its BorderWare Firewall Server and its award-winning Sidewinder Enterprise Security Server, which together comprise a family of Internet firewalls; WebTrack, a best-of-breed software solution for monitoring and filtering Internet access and content; SafeWord, a family of network identification, authentication and accounting products; and information security consulting services. Secure Computing has more than 2,000 customers worldwide, ranging from small companies to Fortune 500 companies to government agencies.

         For more information, please visit the following Web sites: Secure Computing, www.sctc.com; Border Network Technologies, www.border.com; Webster Network Strategies, www.webster.com; Enigma Logic, www.safeword.com.

         --30--

         CONTACT:          Padilla Speer Beardsley Inc.
                           224 Franklin Avenue West
                           Minneapolis, Minnesota 55404

                           Marian Briggs/Bob Brin
                           612/871-8877
                           E-mail: msb@mn.psbpr.com
                                   rmb@mn.psbpr.com

                                    or

                           Secure Computing Corporation
                           2675 Long Lake Road
                           Roseville, Minnesota 55113

                           Tim McGurran
                           612/628-6262
                           E-mail: mcgurran@SCTC.com
                                   rmb@mn.psbpr.com